Exhibit 10.6A

FIRST AMENDMENT to LEASE AGREEMENT DATED

DECEMBER 31, 2001

[Canopy Properties, Inc. / Altiris, Inc.]

This FIRST AMENDMENT is entered into as of the twelfth (12th) day of September, 2002 (the “Effective Date”) between Canopy Properties, Inc. (“Landlord”) and Altiris, Inc. (“Tenant”).

Whereas Landlord and Tenant entered into a Lease dated December 31, 2001, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Effective September 16, 2002, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 429 rentable square feet of additional space comprising the space identified as Property Management storage, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 47,824 rentable square feet.

1.2 Upon the Effective Date, the total annual rent for the Premises shall be increased by $7,953.72 to $886,656.96, for a net monthly increase of $662.81.

1.3 Commencing on the Effective Date, Tenant’s percentage share of operating cost is increased from 53.78% to 54.27%.

All other terms, conditions and provisions of said Lease shall remain in full force and effect.

LANDLORD: Canopy Properties, Inc.		TENANT: Altiris, Inc.

By:	/s/ BOYD WORTHINGTON	By:	/s/ STEPHEN C. ERICKSON
Its:	Managing Director	Its:	VP & CFO